CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT is entered into this 5th day of January, 1996, by and between One Up Corporation, a Florida company (the "Company") and Eric P. Littman, an individual (the "Consultant").

         WHEREAS, the Company desires to receive the benefit of the expertise knowledge and experience of the Consultant in connection with legal services provided the Company; and

         WHEREAS, each of the Company and Consultant desires to enter into this Consulting Agreement;

         NOW THEREFORE, in consideration of the respective covenants and agreements of the parties set forth herein, the parties hereby agree as follows:

         1. TERM AND SERVICES. Commencing as of the date of the date hereof, and continuing thereafter through December 31, 1996, (the "Consulting Period"), the Consultant shall consult with the Company in an advisory capacity when reasonably requested to do so by the Company in connection with the Company's business throughout the United States; provided that the consultations shall be performed in the place or places and at the time or times and in the manner that shall be reasonably acceptable to consultant.

         2. COMPENSATION. As compensation for performing consulting services for the Company during the Consulting Period, the Company shall cause 20,000 shares of its Common Stock, to be issued to the Consultant.

         3. PROPRIETARY INFORMATION. Upon termination of this Consulting Agreement for any reason, the Consultant shall forthwith deliver or cause to be delivered to the Company any and all "proprietary information" including drawings, notebooks, keys, data, and other documents and materials belonging to the Company which is in the possession of, or under the control of the Consultant relating to the Company or the Company's business, and will deliver upon such expiration any other property of the Company which is the possession or control of the Consultant.

         For purposes of this Consulting Agreement, the term "proprietary information" shall mean any information relating to the Company that has not previously been publicly released by duly authorized representatives of the Company and shall include, without limitation, information included in all drawings, designs, plans, proposals, marketing and sales programs, financial information, costs, pricing information, customer information and all methods, concepts or ideas in or reasonably related to the Company's business. The Consultant understands and agrees that all "proprietary information" conceived by him either along or with others or provided to him by the Company or others is the sole and exclusive property of the Company.


         4.       MISCELLANEOUS PROVISIONS.

                  (a) Neither the Company nor the Company may, at any time, assign this Consulting Agreement, nor any right or interest hereunder.

                  (b) For purposes of this Consulting Agreement, the term "Company" shall mean and include any all subsidiaries and affiliated companies of the Company is existence from time to time.

                  (c) The parties agree that the relationship created by this Consulting Agreement is that of an independent contractor and that neither party intends to create an employee/employer relationship, joint venture or any other type of relationship.

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                  (d) This instrument contains the entire agreement of the
parties and may be modified only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

                  (e) This Agreement shall be governed by and construed in accordance with the laws of the Sate of Florida and the proper venue and jurisdiction for any action or claim with respect to this Agreement or any document delivered pursuant hereto shall be in the appropriate state court in Dade County, Florida. If any such action is brought, the Parties irrevocably waive the right to a trial by jury. In addition, the prevailing party shall be entitled to attorney's fees, at all levels of such action, including appellate levels.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement.


One Up Corporation



By: /S/ RICHARD DEWS                            /S/ ERIC P. LITTMAN
   --------------------------                   ------------------------
     Richard Dews,  President                    Eric P. Littman

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